EXHIBIT 10.7

English Translation

Factory Lease Contract

The Contract Awarding Party: (Party A): Niu Xiaoxu.

Contractor: (Party B): Hainan Zhongchen Biological Engineering Co., Ltd.

Pursuant to The Law of the People's Republic of China on Land Administration , The Law of the People's Republic of China on Farm Land Contracting, and other relevant regulations of state law, Party A and Party B have been fully consulted Party A will issue a piece of land in the villager's group to Party B for comprehensive agricultural development. In order to clarify the rights and responsibilities of both parties, the following agreements are reached for compliance:

Article 1: Rental location, area, function and use

1.1 Party A will lease the 1st floor of building in Bailian Town, Chengmai County, Hainan Province, to Party B. The use of leased items include the production of 1115.67 square meters and the production equipment batches (“lease items”). The area of the leased property was confirmed by both parties to be 1115.67 square meters by both parties, and 21 sets of equipment in the workshop.

1.2 The function of this lease item is a productive production workshop, which is chartered and used by Party B. If Party B needs to change the function of use, Party A must obtain the written consent of Party A. All the procedures required for the change of functions shall be reported by Party B in accordance with the relevant regulations of the government, and Party B shall bear all the expenses due to the change of function.

1.3 The lease items shall be managed by Party B itself in the form of charter.

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Article 2: Term of Lease

2.1 The lease term is two years, from January 1, 2017 to December 31, 2018.

2.2 Party A and Party B could re-sign the lease contract for the lease after Party A's consent within three months before the expiration of the lease term, Party B has priority to renew the contract under the same lease conditions.

Article 3: Rent-free period and delivery of leased goods

3.1 The rent-free period for rented items is 15 days, from December 16, 2016 to December 31, 2016. The next day after the expiration of the rent-free period is the date of commencement of rent, the rent is collected from the date of commencement of rent.

3.2 Within three days after the effective date of this rental contract, Party A will deliver the leased property to Party B as it is, and Party B agrees to lease the leased goods and facilities.

Article 4: Rental costs

The rent for the factory is RMB 50.00 per square meter per month. The rent for the 21 sets of equipment is RMB 35,000 per month. The total rent is RMB 2,178,800.

Article 5: Payment of rental fees

The total rent is RMB 2,178,800 yuan. As the first payment, Party B shall pay 10% of the total rent within 3 days after the contract takes effect, which is RMB 217,880. Party B shall pay 20% of the total rent as the second payment before starting its use of the lease items, that is, RMB 435,760. For the third payment, 70% of the total rent shall be paid before May 31, 2017, which is RMB 1,525,160. Party B will remit to the following account designated by Party A, or using other payment methods agreed in writing by both parties.

If Party B delays its payments of the rent, Party B shall pay late payment fee to Party A. The amount of late payment is calculated as follows: the number of days in arrears multiplied by 0.05% of the total amount of unpaid rent.

Article 6: Transfer of leaseholds

During the lease term, if Party A transfers part or all of the property rights of the leased property, Party A shall ensure that the transferee continues to perform this contract. Under the same conditions of transfer, Party B shall have the right of first refusal to the leased property.

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Article 7: Repair and maintenance of special facilities and sites

7.1 Party B shall have the right to use the leased property and its facilities during the lease period. Party B shall be responsible for the maintenance and annual review of the leased property, and shall ensure that the special facilities and equipment are returned to Party A in accordance with the rented production workshop in a reliable operation state at the termination of this contract. Party A has the right to inspect and supervise this.

7.2 Party B shall be responsible for the proper use and maintenance of the leasehold attachments, and shall promptly eliminate all possible faults and dangers to avoid all possible hidden dangers.

7.3 Party B shall protect the leased property within the lease term. Party B shall be responsible for the repair of the leased property due to improper use of Party B, and Party B shall bear the expenses.

Article 8: Fire Safety

8.1 Party B must strictly abide by the "Fire Control Regulations of the People's Republic of China" and the relevant standard of Party A during the lease period, and cooperate with Party A to do fire protection work actively. Otherwise, Party B shall bear all responsibility and losses arising therefrom.

8.2 Party B shall configure the fire extinguisher in the leased material production workshop according to the relevant regulations. It is strictly forbidden to use the fire protection facilities in the connection for other purposes.

8.3 During the lease, it is necessary to carry out the first-level temporary hot work (including the electric fire, wind welding, etc.) due to maintenance and other matters. It must be approved by the fire control department.

8.4 Party B shall be fully responsible for the fire safety of the rented goods production workshop in accordance with the relevant provisions of the Ministry of Fire. Party A shall have the right to insure the fire safety of the cargo in a reasonable time agreed by both parties, but Party B shall give Party B written notice in advance, and Party B shall not unreasonably refuse or Delay giving consent.

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Article 9: Decoration clause

9.1 If Party B is required to decorate or renovate the leased production workshop during the lease term, Party B shall submit the renovation and reconstruction design plan to Party A in advance, and Party A shall submit the consent to the relevant government department.

If the decoration and reconstruction plan may affect the public part and other neighboring users, Party A may object to the part of the plan and Party B shall modify it. The cost of reconstruction and renovation shall be borne by Party B.

9.2 If the decoration and reconstruction plan of Party B may affect the structure of the leased property, it shall be carried out with the written consent of Party A and the original design unit.

Article 10: Sublease of leased property

After Party A's written consent, Party B may sublet the part of the leased production workshop, but Party B shall be responsible for the management of the sublease, including collecting rent from the sub-tenant. The responsibilities and rights of both parties shall not be changed by Party B's sublease.

In the event of a sublease, Party B must also abide by the following terms:

1. The term of subletting shall not exceed the lease term of Party B to Party A.

2. The use of sub-leasable goods shall not exceed the purposes specified in Article 1 of this contract:

3. Party B shall state in the sublease and lease that if Party B terminates this contract in advance, the sublease and lease of Party B and the sub-tenant shall be terminated at the same time.

4. Party B shall require the sub-tenant to sign a guarantee to ensure that it agrees to fulfill the provisions of Party B's contract with Party A regarding the subletting behavior, and promises that Party B shall be jointly and severally liable to Party A for the fulfill of this contract. When Party B terminates this contract, the sublease lease is terminated at the same time, and the sub-tenant unconditionally relocates the leased goods. Party B shall sign the guarantee signed by the sub-tenant and then sign the sub-lease agreement.

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5. Regardless of whether Party B terminates this contract in advance, Party B shall be responsible for all disputes arising from Party B’s subletting.

6. Party B shall be responsible for the taxes and fees arising from subletting.

Article 11: Early termination of the contract

Party B shall not terminate this contract in advance without Party A's written consent. If Party B needs to terminate the contract in advance, it must notify Party A in writing three months in advance, and the following procedures should be completed before the contract termination: a. Return the rented goods to Party A: b. Pay the rent for the lease period.

Article 12: Disclaimer

12.1 If Party A cannot continue to perform this contract due to changes in the government's laws and regulations regarding the behavior of renting goods or force majeure, it will be executed in accordance with paragraph 2 of this Article.

12.2 Where a force caused by a serious natural disaster, war or other unforeseen circumstances, its occurrence and consequences cannot be prevented or avoided, causing either party to not to perform this contract, the party that has the above force majeure shall immediately notify the other party by post or fax. Within 30 days, the details of the force majeure shall be provided and the contract shall not be performed, or the part of the contract shall not be performed, or the proof of the reasons for the extension shall be provided. The supporting documents shall be issued by the notary office of the area where the force majeure takes place. If the documents issued by the party are not available, other strong proof(s) are to be provided. The party that suffers from force majeure is thus excused.

Article 13: Termination of the contract

If the contract expires early or the expiration of the validity period, if both parties choose not to reach a renewal agreement, Party B shall relocate the leased goods on the date of termination or the expiration of the lease term and return it to Party A. If Party B fails to relocate or return the rented goods within the time limit, Party B shall pay Party A twice the rent, but Party A has the right to notify Party B in writing that it does not accept double rent and has the right to take back the rented goods and forcibly bringing the goods to the rented space. Moving out of the rented goods, and not responsible for the custody.

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Article 14: Advertisement

14.1 If Party B needs to set up a billboard on the body of the leased building, it must complete the relevant approval procedures in accordance with the relevant regulations of the government and report it to Party A for the record.

14.2 If Party B needs to set up a billboard in the country of the cargo building, Party A must agree in writing.

Article 15: Related taxes

The stamp duty, registration fee, notary fee and other related taxes and fees paid by this contract shall be borne by Party B. Party A shall be responsible for handling the registration procedures.

Article 16: Notice

All notices required to be issued under this contract and the documents and exchanges between Party A and Party B and the notices and requirements related to this contract shall be in writing: Party A shall give Party B or Party B Party A

Article 17: Applicable law

17.1 If there is a dispute in the performance of this contract it shall be settled by negotiation between the two parties. If the negotiation fails, the dispute shall be settled through the arbitration procedure. The two parties unanimously agree to the Haikou City Arbitration Commission as the disputed arbitration institution.

17.2 This contract is governed by the laws of the People's Republic of China, and the lease agreement and equipment lease contract agreement is interpreted in accordance with the laws of the People's Republic of China.

Article 18: Other conditions

18.1 The matters not covered in this contract may be signed separately after the two parties have reached an agreement.

18.2 This contract is in four copies. Each party hold two copies.

Article 19: Contract validity

This contract is signed and sealed by both parties and comes into effect after receiving the first rent paid by Party B.

The Contract Awarding Party: (Party A): Niu Xiaoxu.

Contractor: (Party B): Hainan Zhongchen Biological Engineering Co., Ltd.

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